Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-132566

(Supplementing Preliminary Prospectus Supplements dated March 20, 2006)

~ Sole-Bookrun Add-on & SEC-Registered Senior Subordinated Convertible Notes Pricing ~

BioMarin Pharmaceutical, Inc.

(BMRN/NASDAQ & SWX)

Common Stock Add-On Offering

Offering Size: 9,000,000 Shares (100% Primary)

Greenshoe (15%): 1,350,000 Shares (100% Primary)

Price: $13.00

Last Sale (3/23/06): $13.13

Net Proceeds: $111,150,000

Trade Date: 3/23/2006

Settlement Date: 3/29/2006

CUSIP: 09061G101

Sole-Bookrunner: Merrill Lynch

Co-Managers: SG Cowen, Leerink Swann, Pacific Growth and Rodman & Renshaw

SEC-Registered Senior Subordinated Convertible Notes

Offering Size: $150,000,000

Greenshoe (15%): $22,500,000

Public Offering Price: $1,000.00 per note (100%)

Net Proceeds: $ 145,500,000

Maturity: March 29, 2013

Interest Rate: 2.50% payable semiannually in arrears in cash

Last Sale (3/23/06): $13.13

Reference Price: $13.00

Conversion Price: $16.58, subject to adjustment

Conversion Premium: 27.50%

Conversion Rate: 60.3318, subject to adjustment

Interest Payment Dates: March 29 and September 29, beginning September 29, 2006

Make-Whole Premium Upon a Fundamental Change: If a fundamental change occurs and a holder elects to convert in connection with such transaction, the conversion rate will be increased by a number of shares.

The number of additional shares will be determined by reference to the following table and is based on the date on which such fundamental change becomes effective and the price paid per share of common stock on the effective date:

	Effective Date
Stock Price on Effective Date	3/29/2006	3/29/2007	3/29/2008	3/29/2009	3/29/2010	3/29/2011	3/29/2012	3/29/2013
$13.00	16.5913	16.5913	16.5913	16.5913	16.5913	16.5913	16.5913	0.0000
15.00	12.6663	12.9378	13.1829	13.3647	13.3613	12.9979	11.7576	0.0000
17.50	9.2976	9.3644	9.3828	9.3121	9.0334	8.3743	6.8025	0.0000
20.00	6.9641	6.9180	6.8082	6.6020	6.1983	5.4322	3.8758	0.0000
22.50	5.3608	5.1665	4.9946	4.7229	4.2680	3.5059	2.1229	0.0000
25.00	4.8289	4.3311	3.7837	3.3693	2.9181	2.2103	1.0502	0.0000
27.50	4.3856	3.9347	3.4421	2.8881	2.2799	1.5994	0.8419	0.0000
30.00	4.0272	3.6079	3.1567	2.6464	2.0829	1.4645	0.7716	0.0000
35.00	3.4457	3.0987	2.7100	2.2684	1.7843	1.2508	0.6581	0.0000
40.00	3.0253	2.7037	2.3724	1.9884	1.5626	1.0952	0.5748	0.0000
45.00	2.6976	2.4108	2.1138	1.7707	1.3932	0.9751	0.5093	0.0000
50.00	2.4278	2.1705	1.8893	1.5955	1.2573	0.8796	0.4620	0.0000
55.00	2.2023	1.9778	1.7196	1.4547	1.1416	0.7975	0.4225	0.0000
60.00	2.0281	1.8157	1.5732	1.3353	1.0485	0.7362	0.3879	0.0000
70.00	1.7303	1.5553	1.3565	1.1486	0.8969	0.6317	0.3330	0.0000
80.00	1.5176	1.3630	1.1852	1.0087	0.7874	0.5537	0.2902	0.0000
90.00	1.3574	1.2119	1.0617	0.8946	0.6991	0.4902	0.2581	0.0000
100.00	1.2186	1.0957	0.9566	0.8038	0.6285	0.4413	0.2323	0.0000

Trading: The notes will not be listed on any securities exchange or included in any automatic quotation system.

Trade Date: 3/23/2006

Settlement Date: 3/29/2006

CUSIP: 09061G AC 5

Sole-Manager: Merrill Lynch

******

The issuer has filed a registration statement (including a prospectus and supplements thereto) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus and the supplements thereto in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the supplements thereto if you request them by calling toll-free 1-866-500-5408.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.